As filed with the Securities and Exchange Commission on December 12, 1997

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:             Pioneer Independence Plans

Address  of  Principal  Business  Office  (Number and Street, City State and Zip
Code):

                  60 State Street
                  Boston, Massachusetts  02109-1820

Telephone Number (including area code):  617-742-7825

Name and address of agent for service of process:

                  Robert P. Nault, Esq.
                  The Pioneer Group, Inc.
                  60 State Street
                  Boston, Massachusetts  02109-1820

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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  Yes        X                No

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 12th day of December, 1997.


                                       PIONEER INDEPENDENCE PLANS
                                       --------------------------
                                          (Name of Registrant)

                                       By:  PIONEER FUNDS DISTRIBUTOR, INC.



                                       By:  /s/ John F. Cogan, Jr.
                                            -----------------------------
                                            John F. Cogan, Jr.
                                            Chairman


Attest:  /s/ Joseph P. Barri
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         Joseph P. Barri
         Clerk